FORM 3
UNITED STATES SECURITIES AND EXCHANGE COMMISSION	OMB APPROVAL OMB Number: 3235-0104 Expires: December 31, 2001 Estimated average burden hours per response 0.5
Washington, D.C. 20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility

Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
Name and address of Reporting Person* WESTVACO CORPORATION			Date of Event Requiring Statement (Month/Day/Year) 3/05/01		Issuer Name and Ticker or Trading Symbol NOCOPI TECHNOLOGIES, INC. (NNUP)

(Last)	(First)	(Middle)	3. IRS or Social Security Number of Reporting Person (Voluntary)		5. Relationship of Reporting Person(s) to Issuer (Check all applicable) Director _X__10% Owner Officer (give title below) Other (specify below)		6. If Amendment, Date of Original (Month/Day/Year)
7. Individual or Joint/Group Filing (Check Applicable Line)
			One High Ridge Park (Street)				X Form filed by One Reporting Person Form filed by More than One Reporting Person

Stamford, (City)			CT (State)	(Zip) 06905	Table I --- Non-Derivative Securities Beneficially Owned
1. Title of Security (Instr. 4)					2. Amount of Securities Beneficially Owned (Instr. 4)	3. Ownership Form: Direct (D) or In- direct (I) (Instr. 5)	4. Nature of Indirect Beneficial Ownership (Instr. 5)
Common Stock (a) Common Stock			3,917,030			I	Disclaims beneficial ownership of shares owned by Westvaco Brand Security of which he is President.

1. Title of Derivative Security (Instr. 4)	2. Date Exer- cisable and Expiration Date (Month/ Day/Year)		3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)		4. Conver- sion or Exercise Price of Deri- vative Security	5. Owner- ship Form of Deri- vative Security: Direct (D) or Indirect (I) (Instr. 5)	6. Nature of Indirect Beneficial Ownership (Instr. 5)
	Date Exer- cisable	Expi- ration Date	Title	Amount or Number of Shares

Explanation of Responses:

  WESTVACO CORPORATION

/s/ Karen R. Osar                               3/14/01

Signature of Reporting Person             Date

Karen R. Osar